Exhibit 99.1

MEDIA CONTACTS:

Al Lara, Northeast Utilities

860-728-4616

albert.lara@nu.com

Caroline Pretyman, NSTAR

617-424-2460

caroline.pretyman@nstar.com

NU and NSTAR Reach Comprehensive Merger-Related Agreement with Connecticut AG and OCC

Utilities agree to rate benefits for customers, enhanced environmental commitments and sustained community support

HARTFORD, CT, and BOSTON, MA, (March 13, 2012) – Northeast Utilities (NYSE: NU) and NSTAR (NYSE: NST) have reached a comprehensive merger-related agreement with the Connecticut Attorney General and the Office of Consumer Counsel (OCC) that will guarantee substantial customer and environmental benefits.

“We are pleased to have reached this settlement agreement with the Attorney General and the Office of Consumer Counsel,” said Charles W. Shivery.  “The agreement will provide constructive and tangible benefits for Connecticut customers and communities.”

“With today’s announcement we move one step closer to completing this important merger,” noted Thomas J. May.  “The merger will benefit all of our customers by creating a stronger company that is expected to provide higher service levels and lower costs over the long term.”

The settlement agreement calls for a one-time, $25 million rate credit and the freezing of base distribution rates until December 1, 2014, for customers of The Connecticut Light and Power Company (CL&P).  It also calls for the investment of another $15 million to be set aside to fund energy efficiency programs for low-income customers and projects associated with the development of electric vehicle infrastructure, microgrids and renewable energy.

CL&P will submit to Connecticut’s Public Utilities Regulatory Authority (PURA) a multi-year plan and cost-recovery mechanism for a $300 million investment in additional resiliency as part of its ongoing effort to improve system performance.  CL&P will also forgo recovery of $40 million of the approximately $260 million of costs it incurred as a result of the two major storms of 2011, and it will defer storm recovery until after the company’s next rate case.  Both resiliency spending and storm cost recovery will be subject to review and approval by PURA.

For no less than seven years, NU agreed to maintain principal Board and Executive offices and functions in Hartford, Conn.  NU also agreed that the headquarters of CL&P, Yankee Gas and NU’s transmission business, as well as Call Center operations, would remain in Connecticut for the same period. Additionally, CL&P, Yankee Gas and the Northeast Utilities Foundation will maintain their current levels of funding for charitable and community commitments for that same period.

Under the agreement, within 12 months of the merger close, NU will establish an irrevocable preservation land trust and will work with Connecticut’s Department of Energy and Environmental Protection to explore opportunities to expand public access to NU land for passive recreation where such use is appropriate and consistent with the company’s business activities.  A total of 981 acres would be transferred into the trust including the following properties in Connecticut:  King’s Island in Enfield/Suffield; Skiff Mountain in Sharon; Hanover Road in Newtown; and Bartlett Road in Waterford.

In a unique aspect of the agreement, CL&P will also work with local community colleges to develop a lineworker apprentice program.

The agreement must be approved by the Connecticut PURA.  NU and NSTAR have requested PURA’s approval by April 2, 2012.

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Northeast Utilities (NYSE: NU), a Fortune 500 and Standard & Poor’s 500 energy company based in Connecticut, operates New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than 2 million electricity and natural gas customers.  For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility. The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.